Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
August 18, 2009
CONTACT: Sharon McHale
703-903-2438

Freddie Mac Names Bruce M. Witherell Chief Operating Officer

McLEAN, Va.  — Freddie Mac (NYSE: FRE) today announced that Bruce M. Witherell, 49, a mortgage industry veteran, has been appointed chief operating officer effective September 14, 2009. In that position, he will oversee and ensure effective integration across the company’s three business lines — Single Family Credit Guarantee, Multifamily Sourcing and Investments and Capital Markets — as well as its Operations and Technology division. Witherell will report to Chief Executive Officer Charles E. Haldeman, Jr.

“To accomplish Freddie Mac’s mission and business goals, we must make sure that the company is running at the highest levels of efficiency and operational excellence,” Haldeman said. “I have asked Bruce — an experienced executive with demonstrated expertise in mortgages and capital markets, superb leadership skills and management experience — to join Freddie Mac’s strong management team and help us execute our many functions and focus on the right objectives. Bruce has an impressive track record of success and I am thrilled to have him join our team.”

Previously, Witherell was managing director and global co-head of the residential mortgage business at Morgan Stanley where he was responsible for the residential mortgage origination and servicing platforms, mortgage operations in the United States, England, Italy, Japan and Russia, and global trading.

Before joining Morgan Stanley in 2006, Witherell spent 15 years at Lehman Brothers Holdings, Inc. in a variety of senior leadership roles. From 2003 to 2006, he was chief executive officer of Lehman Brothers Bank and chief executive officer of Aurora Loan Services, which had been acquired by Lehman. Witherell was chief administrative officer of Lehman’s Wealth & Asset Management and Fixed Income divisions, also serving on the executive committees of both divisions. He previously served as co-chief operating officer of the Corporate Advisory division; global head, Transaction Management and Documentation; head of Derivative and Finance; and head, Residential and Commercial Contract Finance.

Prior to his career at Lehman Brothers, Witherell held management positions at the First Boston Corporation and Household Finance Corporation.

Witherell is a graduate of Carnegie Mellon University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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